             As filed with the Securities and Exchange Commission
                                  April 3, 1998
                                             Registration No. 333-43017

  __________________________________________________________________________
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                 AMENDMENT NO. 1
                                      TO

                                   FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                       CARPENTER TECHNOLOGY CORPORATION
                       --------------------------------
            (Exact name of registrant as specified in its charter)


   Delaware                                                   23-0458500
------------------                                        -----------------
(State or other                                             (I.R.S. Employer
jurisdiction of                                           Identification No.)
incorporation or
organization)

                             101 WEST BERN STREET
                          READING, PENNSYLVANIA 19601
                                (610) 208-2000
              --------------------------------------------------
                       (Address, including zip code, and
                   telephone number, including area code, of
                   registrant's principal executive offices)


                              JOHN R. WELTY, ESQ.
                 VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                       CARPENTER TECHNOLOGY CORPORATION
                             101 WEST BERN STREET
                          READING, PENNSYLVANIA 19601
                                (610) 208-2000
                  ------------------------------------------
                    (Name, address, including zip code, and
         telephone number, including area code, of agent for service)


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:

From time to time after this registration statement becomes effective.

SUBJECT TO COMPLETION DATED APRIL 3, 1998




PROSPECTUS


278,650 SHARES




                        CARPENTER TECHNOLOGY CORPORATION
                                  COMMON STOCK
                            (PAR VALUE $5 PER SHARE)


This Prospectus provides for the offering by the Selling Stockholder named herein (the "Selling Stockholder") of up to an aggregate of 278,650 shares (the "Shares") of the Common Stock, par value $5 per share ("Common Stock"), of Carpenter Technology Corporation (the "Company" OR "Carpenter"). The Shares were issued by the Company on February 28, 1997 pursuant to the terms of an Agreement and Plan of Merger (the "Merger Agreement") among the Company, Dynamet Incorporated ("DI") and the shareholders of DI ("DI Shareholders") dated January 6, 1997. See "Selling Stockholder."

The Shares may be offered or sold by or for the account of the Selling Stockholder from time to time on one or more exchanges or otherwise, at prices and on terms to be determined at the time of sale, to purchasers directly or by or through brokers or dealers, who may receive compensation in the form of discounts, commissions or concessions. The Selling Stockholder and/or any such brokers or dealers may be deemed to be "underwriters" within the meaning of the United States Securities Act of 1933, as amended (the "Securities Act"), and any discounts, concessions and commissions received by any such brokers and dealers may be deemed to be underwriting commissions or other discounts under the Securities Act. The Company will not receive any of the proceeds from any sale of the Shares offered hereby. See "Use of Proceeds," "Selling Stockholder" and "Plan of Distribution."


The Common Stock is listed on the New York Stock Exchange (the "NYSE") and traded under the symbol "CRS". The last reported sale price of the Common Stock on the NYSE on APRIL 2, 1998 was $54.625 per share.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


APRIL ____, 1998


INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR

TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF SUCH STATE.


No person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.


                             AVAILABLE INFORMATION

The Company is subject to the informational reporting requirements of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy solicitation materials and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy solicitation materials and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy and information statements and other information may be found at http://www.sec.gov. The Common Stock is listed on the NYSE. Such reports, proxy solicitation materials and other information can also be inspected and copied at the NYSE at 20 Broad Street, New York, New York
10005.

The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the

Securities Act with respect to the offering made hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which are omitted in accordance with the rules and regulations of the Commission. Such additional information may be obtained from the Commission's principal office in Washington, D.C. as set forth above. For further information, reference is hereby made to the Registration Statement, including the exhibits which are filed as a part thereof. Statements made in this Prospectus as to the contents of any document are not necessarily complete, and in each instance reference is made to the applicable exhibit for a more complete description and each such statement is modified in its entirety by such reference.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


The following documents filed by the Company (File No. 1-5828) with the Commission pursuant to the Exchange Act are incorporated by reference: (i) the Company's Annual Report on Form 10-K for the fiscal year ended June 30,
1997; (ii) the Company's Current Report on Form 8-K filed on September 30, 1997;
(iii) the Company's Quarterly Reports on Form 10-Q for the quarters ended September 30 and December 31, 1997; (iv) the Company's Current Report on Form 8-K filed on March 27, 1997, as amended by Amendment No. 1 thereto on Form 8-K/A filed on May 13, 1997; (v) the Company's Current Report on Form 8-K filed on December 15, 1997, as amended by Amendment No. 1 thereto on Form 8-K/A filed on January 22, 1998 and as further amended by Amendment No. 2 thereto on Form 8-K/A filed on February 12, 1998; (vi) the Company's Current Report on Form 8-K filed on February 26, 1998; (vii) the Company's Current Report on Form 8-K filed on March 16, 1998, as amended by Amendment No. 1 thereto on Form 8-K/A filed on March 19, 1998; and (viii) the description of the Common Stock contained in the Company's Registration Statement on Form 8-A, as the same has been and may be amended.

All documents and reports filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated by reference herein. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

The Company will provide to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, without charge, a copy of any or all of the documents that are incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Carpenter Technology Corporation, 101 West Bern Street, Reading, Pennsylvania 19601, Attention: Corporate Secretary, telephone number (610) 208-2000.


                                  THE COMPANY

Carpenter, a specialty materials company, is a leading manufacturer of stainless steel and specialty alloys, including titanium alloys, and various engineered products.

The Company's principal executive offices are located at 101 West Bern Street, Reading, Pennsylvania 19601, and its telephone number is (610) 208-2000. Reference herein to the Company refers to Carpenter Technology Corporation and its subsidiaries, unless the context requires otherwise.


               SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS


Certain statements under the caption "Risk Factors" in this Prospectus and certain statements under the captions "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" in the documents incorporated by reference constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which represent the Company's expectations or beliefs concerning future events, include, among other matters, statements concerning future revenues and continued growth in various market segments. These statements are based on current expectations that involve a number of risks and uncertainties which could cause actual results to differ from those of such forward-looking statements. These risks include the following: (i) the cyclical nature of the specialty materials business and certain end use markets, including, but not limited to, aerospace, automotive and consumer durables, which are subject to changes in general economic conditions; (ii) the critical importance of certain raw materials used by the Company, some of which can only be acquired from foreign sources and some of which are located in countries subject to unstable political and economic conditions which may affect the prices or supply of these materials; (iii) the susceptibility of export sales to the effects of export controls, changes in legal and regulatory requirements, policy changes affecting the markets, changes in tax laws and tariffs, exchange rate fluctuations, political and economic instability and accounts receivable collection; and (iv) the effects on operations of changes in domestic and foreign governmental laws and public policy, including environmental regulations. Any of these factors could have an adverse effect on the Company's business, financial condition or results of operations.


                                RISK FACTORS


CYCLICAL NATURE OF SPECIALTY MATERIALS BUSINESS


Demand for certain of Carpenter's products, such as titanium and high-temperature alloys, is highly cyclical in nature and demand for certain other of the Company's products, such as stainless steel, is sensitive to general economic conditions. The prices of certain of Carpenter's products have had, and in the future may have, significant fluctuations as a result of general economic conditions and other factors beyond Carpenter's control. The demand for Carpenter's products and thus its financial performance generally are affected by domestic economic fluctuations, as well as changes in the world economy. Because of the comparatively high level of fixed costs associated with Carpenter's manufacturing processes, changes in production volumes can result in significant variations in net income. Any significant decrease in demand for Carpenter's products or a decline in prices for such products could have a material adverse effect on Carpenter's business, financial condition or results of operations.


DEPENDENCE ON AEROSPACE INDUSTRY


Demand for certain of Carpenter's products is affected by the strength of the aerospace industry. Shipments to the aerospace industry, Carpenter's largest end-use market, accounted for approximately 30% of net sales for the six months ended December 31, 1997. These sales consist primarily of premium grade, higher margin alloys. The Company's acquisition of Dynamet in February, 1997 increased its dependence on the aerospace industry. There can be no assurance that future sales to the aerospace industry or profit margins will equal historic levels.


The demand by commercial airlines for new aircraft historically has been closely related to the financial condition and performance of the U.S and world economies. The large number of aircraft delivered in the late 1980s and early 1990s, the U.S. economic recession in the early 1990s and the Persian Gulf War created excess capacity in the air carrier system. After this period, airlines and leasing companies deferred existing orders for new aircraft and, to a lesser degree, canceled existing orders. These deferrals and cancellations adversely affected the volume and price of orders placed with manufacturers of commercial aircraft engine and other components and their suppliers, including Carpenter. Recently, the commercial airline industry has generally been profitable, excess capacity has been reduced and the backlog for new aircraft reported by major aircraft manufacturers is at high levels. However, there can be no assurance that the improved operating performance of the commercial aircraft industry will continue or that deliveries of commercial aircraft will not be deferred or canceled in the future. Any developments in the aerospace market resulting in a significant reduction in future aircraft deliveries, including cancellations and deferrals of scheduled deliveries, could have a material adverse effect on Carpenter's business, financial condition or results of operations.


DEPENDENCE ON AUTOMOTIVE INDUSTRY


Certain of the Company's products are used for applications in the automotive market. The demand for such products is closely linked to trends in sales of motor vehicles. For the six months ended December 31, 1997, shipments to the automotive industry accounted for 13% of Carpenter's net sales. Sales by the Company to automotive markets may be affected generally by economic conditions and particularly by levels of consumer confidence, discretionary spending and interest rates. Over the past several years, the annual U.S. production rate of automobiles and light trucks has been relatively stable at approximately 15 million units per year. However, there can be no assurance that the automotive industry will not experience sustained periods of decline in vehicle sales in the future and that such decline would not have a material adverse effect on Carpenter's business, financial condition or results of operations.


NET ASSETS HELD FOR SALE


Carpenter plans to divest both the government products and services segment and the industrial products segment of Talley Industries, Inc. ("Talley"). Although management believes that it will be able to sell these businesses for the values assumed in its financial statements and within one year of the acquisition, no assurance can be given that the businesses in these segments can be sold on a timely basis or that Carpenter will realize the values it has estimated for these businesses. If the businesses cannot be sold on a timely basis, Carpenter will be required to support a higher level of indebtedness than it would otherwise have. Existing management and employees of the businesses to be sold may not wish to stay at these companies and could pursue other opportunities before the companies are sold. In addition, while Carpenter owns these businesses, managing them may place additional demands on Carpenter's personnel and other resources. The businesses held for sale are in a variety of industries in which Carpenter's management generally has no experience. If these businesses are not managed effectively, their value, financial condition, results of operations, cash flows or prospects could be materially and adversely affected. During the period of time these businesses are held for sale, overall economic conditions or the competitive environment for these businesses could change and could reduce the value of any one or all of these businesses. See "Acquisition Strategy."


COMPETITION


Generally, the markets in which Carpenter participates are competitive. Carpenter competes with companies located throughout the world. The competitive nature of the markets in the future could have an adverse effect on Carpenter's business, financial condition or results of operations. Carpenter competes generally on the basis of quality, the ability to meet customers' product specifications, price requirements and delivery schedules. Price competition could increase as a result of the devaluation of foreign currencies, particularly in Asia. Currently, there is worldwide excess capacity for certain alloys which Carpenter produces and markets. This excess capacity could result in increased competition based on price and delivery. The competitive nature of the industries in which Carpenter participates may in the future exert downward pressure on prices for certain of Carpenter's products. Although Carpenter believes it is well positioned to compete in its markets, competitors may develop new products or production processes that reduce or impair Carpenter's competitiveness. In addition, Carpenter has joined other domestic producers in filing dumping and countervailing duty claims in the United States against competitors from seven foreign countries. A determination of such claims, adversely to Carpenter, may make it more difficult for Carpenter to compete in certain markets.


ACQUISITION STRATEGY


Carpenter continues to investigate acquisitions of businesses that expand or complement its business or product offerings. Acquisitions may result in dilution in the value of the Company's securities because of the issuance of equity securities, additional debt, increased amortization of expenses related to goodwill and other assets or other charges to operations.


Acquisitions could involve numerous additional risks, including unsuccessful integration with Carpenter's existing operations and lower operating margins and return on investment in such acquired operations. Acquisitions will require, among other things, continued development of Carpenter's financial and management controls and training of personnel. Moreover, Carpenter's results of operations may be affected by the timing of acquisitions, the costs of integrating such acquisitions and the extent to and the rate at which the economic benefits of integration are realized. There can be no assurance that Carpenter will be successful in realizing operating and financial improvements from acquisitions. In addition, the availability of acquisition financing in the future cannot be assured and, depending on the terms of such additional acquisitions, may be restricted by Carpenter's debt agreements.


Carpenter completed the acquisition of Talley on February 19, 1998. Carpenter plans to retain two Talley operations, Talley Metals Technology, Inc. ("Talley Metals"), which operates a stainless steel mini-mill located in Hartsville, South Carolina, and Amcan Specialty Steels, Inc. ("Amcan"), which is a stainless steel master distributor. No assurance can be given that Talley Metals and Amcan will be successfully integrated with Carpenter's existing operations or that Carpenter will be able to achieve the operating and financial improvements which it contemplates for these operations. Carpenter plans to divest Talley's government products and services and industrial products segments. See "-Net Assets Held for Sale."


MANAGEMENT OF GROWTH


Carpenter's growth, both in its existing businesses and through acquisitions, has placed demands on its personnel and other resources. Although Carpenter believes that it has successfully managed growth in the past, future growth may place additional demands on Carpenter's personnel and other resources, including increased responsibilities for management personnel. Carpenter's ability to manage growth effectively will require continued improvement in its operational, management and financial systems and controls and successful training, motivation and management of its employees. If Carpenter cannot manage growth effectively, it could have a material adverse effect on Carpenter's business, financial condition or results of operations.


SIGNIFICANT CAPITAL REQUIREMENTS


As a result of Carpenter's acquisitions, capacity expansion and regular maintenance programs, Carpenter's business operations are capital intensive and will require substantial capital expenditures in the future. Continued access to capital with acceptable terms is necessary to assure the success of the future growth of Carpenter's business. There can be no assurance that Carpenter will be able to secure such additional capital or that the expense of such capital will not increase. There also can be no assurance that Carpenter will fully utilize new or expanded facilities or that such facilities will earn an adequate return on investment. Carpenter's inability to adequately utilize such facilities or to earn an adequate return on investment could have a material adverse effect on Carpenter's business, financial condition or results of operations.


ENVIRONMENTAL MATTERS


Like similar companies, Carpenter's operations and properties are subject to various stringent federal, state, local and foreign environmental laws and regulations governing, among other things, the use, storage, handling, generation, treatment, emission, release, discharge, disposal or remediation of certain materials, substances and wastes (collectively, "Environmental Laws"). There is a risk that these governmental environmental requirements, or enforcement thereof, may become even more restrictive in the future and that Carpenter may be subject to future regulatory scrutiny or legal proceedings brought by private parties or government agencies with respect to environmental matters. Although Carpenter believes that it is currently in substantial compliance with current Environmental Laws, there can be no assurance that material costs will not be incurred in connection with limitations imposed by, or compliance with, or claims or liabilities arising under current or future Environmental Laws or that the costs of compliance or of liabilities would not have a material adverse effect on Carpenter's business, financial condition or results of operations.


Carpenter accrues amounts for environmental costs which represent management's best estimates of the probable and reasonably estimable costs relating to environmental remediation. However, there can be no assurance that these amounts are adequate. See Note 6 to Carpenter's Interim Consolidated Financial Statements contained in Carpenter's Quarterly Report on Form 10-Q for the quarter ended December 31, 1997 which is incorporated by reference herein.


LABOR MATTERS


Most of Carpenter's facilities are nonunion, and Carpenter believes that its relations with its employees are good. A significant portion of Carpenter's workforce is located in Reading, Pennsylvania, a nonunion facility. Dynamet has a union workforce at its principal titanium processing facility in Washington, Pennsylvania. The union contract for this facility expires in August, 2001. Carpenter historically has not experienced work stoppages or strikes at its existing facilities. Although Carpenter believes that it will continue to maintain good relations with its employees, there can be no assurance that this will be the case, that the cost of labor will not increase or that a disruption in operations resulting from disagreements with employees will not result.

DEPENDENCE ON ESSENTIAL MACHINERY AND EQUIPMENT


Carpenter's manufacturing processes are dependent on the reliable operation of its machinery and equipment. The repair or replacement of certain critical pieces of machinery and equipment could disrupt operations for a significant period of time, and substitutes may not be readily available on commercially acceptable terms. Any such disruption in Carpenter's production or distribution could have a material adverse effect on Carpenter's business, financial condition or results of operations.


Carpenter's principal manufacturing facilities, located in Reading, Pennsylvania, have been operating at near capacity for several quarters. Carpenter believes that it maintains adequate property damage insurance to provide for reconstruction of damaged equipment, as well as business interruption insurance to mitigate losses resulting from any production shutdown caused by an insured loss; however, there can be no assurance that such insurance coverage will be adequate to cover such losses.


SUPPLY AND COST OF RAW MATERIALS


Carpenter purchases substantial quantities of raw materials, principally nickel, chromium, cobalt and titanium. Although Carpenter believes that raw materials are available in adequate quantities at prevailing market prices, the availability of these materials may be curtailed or prices increased due to, among other things, new laws or regulations, suppliers' allocations to other purchasers, interruptions in production by suppliers and changes in exchange rates and worldwide price levels. Raw materials are generally purchased directly from producers. Commercial deposits of certain metals used by Carpenter are found in only a few parts of the world, and their availability may be affected by political or other developments in those areas. Any protracted interruption in the supply of raw materials, or substantial increases in their costs, could have a material adverse effect on Carpenter's business, financial condition or results of operations.


As described above, a substantial portion of the raw materials used in Carpenter's manufacturing processes are commodities, such as nickel, that are subject to wide price fluctuations. Although certain of Carpenter's sales are pursuant to product orders which provide for price adjustments to reflect changes in the price of raw materials, some of Carpenter's product orders currently are and in the future are expected to be made under firm price contracts which do not provide for raw material price adjustments. To attempt to mitigate the risks associated with raw material price fluctuations and to match raw material purchases with firm price product orders, Carpenter sometimes enters into firm price contracts for the purchase of raw materials from suppliers and also hedges the price of nickel. Although Carpenter uses commercially reasonable efforts to collect cancellation penalties if a customer cancels a firm price purchase order, there can be no assurance that Carpenter will receive cancellation penalties which are adequate to cover any raw material losses. There can be no assurance that the hedging and other techniques implemented by Carpenter will be successful in eliminating or reducing the effects of fluctuation in the price of Carpenter's raw materials or that Carpenter will not incur losses on certain transactions.


PRODUCT LIABILITY RISK; POSSIBLE INSUFFICIENCY OF INSURANCE


Carpenter's business involves the risk of product liability claims, particularly in connection with its sales to the aerospace, automotive, medical device and nuclear power industries. Carpenter maintains product liability insurance at coverage levels which it deems commercially reasonable; however, there can be no assurance that product liability or other claims will not exceed such insurance coverage limits or that such insurance will continue to be available on commercially acceptable terms, or at all. Carpenter periodically evaluates the amounts and types of its product liability insurance coverage, but even if Carpenter obtains additional product liability insurance, there can be no assurance that such coverage would prove adequate or that a product liability claim or claims, individually or in the aggregate, insured or uninsured, would not have a material adverse effect on Carpenter's business, financial condition or results of operations. Even if a product liability claim is not successful, the time and expense of defending against such a claim may adversely affect Carpenter's business, financial condition or results of operations.


FOREIGN ECONOMIC CONDITIONS AND GOVERNMENT POLICIES


Carpenter has operations in Mexico and may in the future have operations in other emerging market countries, such as India. As of December 31, 1997, approximately 2% of Carpenter's total assets were located in Mexico. Emerging market countries may experience social, political and economic disturbances and instability from time to time, which could have an adverse impact on Carpenter's operations. Carpenter does not have and does not intend to obtain political risk insurance in the countries in which it currently conducts business.

EXCHANGE RATES AND FOREIGN SALES


Carpenter sells its products in a number of countries. For the six months ended December 31, 1997, approximately 15% of Carpenter's net sales including export sales were outside the United States. Approximately 8% of Carpenter's net sales were in Canada and Europe. Carpenter's strategy is to increase sales in faster growing markets throughout the world. Fluctuations in exchange rates could have an adverse impact on Carpenter's sales outside the United States, and there can be no assurance that such sales will continue at current levels, that Carpenter will achieve its planned increase in sales outside the United States or that profits on such sales will not be reduced.


                                USE OF PROCEEDS

The Selling Stockholder will receive all of the net proceeds from any sale of the Shares offered hereby, and none of such proceeds will be available for use by the Company or otherwise for the Company's benefit.


                              SELLING STOCKHOLDER


The Shares that may be offered pursuant to this Prospectus will be offered by or for the account of the Peter C. and Ada E. Rossin 1997 Charitable Remainder Unitrust (the "Selling Stockholder"). The Shares were acquired by Peter C. Rossin and Ada E. Rossin, his wife, jointly on February 28, 1997, pursuant to the Merger Agreement. Concurrently with the effectiveness of the Registration Statement, the Shares were contributed to the Selling Stockholder. Mr. Rossin and his wife beneficially owned an aggregate of 2,387,494 shares of Common Stock, including the Shares, on April 2, 1998 representing 10.39% of the shares of Common Stock outstanding on such date. Following the offering, Mr. Rossin and his wife will continue to beneficially own the remaining 2,108,844 shares of Common Stock, or 9.18% of the shares outstanding on April 2, 1998.

Mr. Rossin is a director of the Company. Pursuant to the Merger Agreement, for a period ending on the earlier of February 28, 2007, or the date when the aggregate voting power held by the DI Shareholders is less than 5% of the voting power of all outstanding voting securities of the Company (the "Standstill Term"), the Company has agreed to include Mr. Rossin or another designee of the DI Shareholders in the slate of nominees of the Board of Directors of the Company for election as a director on a tri-annual basis. The Standstill Term will terminate if the Company breaches the foregoing obligation or upon a change of control of the Company (as defined in the Merger Agreement).

Each DI Shareholder has agreed during the Standstill Term not to transfer (other than to certain permitted transferees or in a registered offering) to a single purchaser or related or affiliated group of purchasers more than the maximum number of shares of Common Stock that could be sold or transferred thereto in a single transaction in compliance with Rule 144(e)(1), unless (if capital gain treatment would be available) that DI Shareholder has first offered the Company the opportunity to purchase such shares at the same price. Throughout the Standstill Term, subject to certain exceptions, the DI Shareholders have agreed not to acquire additional shares of the Common Stock, any other voting securities of the Company, or any rights to acquire the same. In addition, subject to certain exceptions, the DI Shareholders have agreed during the Standstill Term not to effect or propose any tender or exchange offer or business combination involving the Company or any of its subsidiaries or a recapitalization, restructuring, dissolution or other extraordinary transaction involving the Company, nor to participate in any proxy solicitation with respect to the Company or participate in a "group" with respect to any voting securities of the Company or execute any written consent in lieu of a meeting of holders of Company voting securities. Other than as described herein, neither the Selling Stockholder nor Mr. Rossin has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates. None of the restrictions or rights described in this paragraph will be applicable to any person who purchases Shares pursuant to this Prospectus.


                             PLAN OF DISTRIBUTION

The Shares offered hereby may be sold from time to time by or for the account of the Selling Stockholder on one or more exchanges or otherwise; directly to purchasers in negotiated transactions; by or through brokers or dealers in ordinary brokerage transactions or transactions in which a broker or dealer solicits purchases; in block trades in which brokers or dealers will attempt to sell Shares as agent but may position and resell a portion of the block as principal; in transactions in which a broker or dealer purchases as principal for resale for its own account; or in any combination of the foregoing methods. Shares may be sold at a fixed offering price, which may be changed, at the prevailing market price at the time of sale, at prices related to such prevailing market price or at negotiated prices. Brokers or dealers may arrange for others to participate in any such transaction and may receive compensation in the form of discounts, commissions or concessions payable by the Selling Stockholder and/or the purchasers of Shares. If required at the time that a particular offering of Shares is made, a supplement to this Prospectus will be delivered that describes any material arrangements for the distribution of Shares and the terms of the offering, including, without limitation, any discounts, commissions or concessions and other items constituting compensation from the Selling Stockholder or otherwise. The Company may agree to indemnify participating brokers or dealers against certain civil liabilities, including liabilities under the Securities Act.

The Selling Stockholder and/or any such brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any discounts, commissions or concessions received by such brokers or dealers and any profit on the resale of the Shares purchased by such brokers or dealers may be deemed to be underwriting commissions or discounts under the Securities Act.

Any Shares covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this Prospectus. There can be no assurance that the Selling Stockholder will sell any of the Shares. The Selling Stockholder may transfer or gift Shares by other means not described herein.

The Selling Stockholder will reimburse the Company for all costs and expenses incurred by the Company in connection with the offering contemplated hereby.


                           VALIDITY OF COMMON STOCK

The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Dechert Price & Rhoads, Philadelphia, Pennsylvania.


                                    EXPERTS

The consolidated financial statements and related consolidated financial statement schedule of the Company, included in the Company's Annual Report on Form 10-K for fiscal year end June 30, 1997, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

The financial statements of Dynamet Incorporated incorporated in this Prospectus by reference to the audited historical financial statements included in the Company's Form 8-K/A dated May 13, 1997 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Talley Industries, Inc. Incorporated in this Prospectus by reference to the audited historical financial statements included in the Company's Form 8-K/A dated February 12, 1998, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses to be paid by the Company in connection with the distribution of the Securities being registered are as follows:

     Securities and Exchange Commission Filing Fee   $ 4,620
     Accounting Fees and Expenses.................   $ 4,000
     Legal Fees and Expenses......................   $ 5,000
     Miscellaneous Expenses.......................   $   500

                                   Total.............$14,120

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Article 7(a) of the registrant's Restated Certificate of Incorporation provides for the elimination of liability of directors to the fullest extent permitted by
Section 102(b)(7) of the Delaware General Corporation Law (the "GCL"). Section 102(b)(7) allows a corporation in its original Certificate of Incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except (i) for the breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit.

Article 7(b) of the registrant's Restated Certificate of Incorporation and
Article 6.4 of the registrant's By-Laws provide for indemnification of directors, officers, employees and agents to the fullest extent permitted by
Section 145 of the GCL.

Section 145 provides that a corporation may indemnify any persons, including officers and directors, who are threatened to be made parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation, as a director, officer, employee or agent of another corporation enterprise. The indemnification may include expenses

(including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if the person acted in good faith and in a manner believed to be in or not opposed to the best interest of the corporation and had no reasonable cause to believe his or her conduct was unlawful.

A corporation may indemnify officers and directors in actions by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify that person against expenses actually and reasonably incurred. Under the registrant's By-Laws, for indemnification purposes, an employee or agent shall be deemed to have acted in good faith only if his or her actions were within the scope of employment as defined by an agreement with the registrant or the rules and regulations established by the registrant or an authorized officer thereof.

The registrant has in effect a directors and officers liability insurance policy which, with certain general and specific exclusions, indemnifies each person who was, is or may hereafter be a director or officer of the registrant and such person's heirs and assigns, against any payment by an insured (except fines and penalties) in respect of any legal liability, whether actual or asserted, arising from any claim made against an insured by reason of any breach of duty, neglect, error, misstatement, misleading statement, omission or other act done or wrongfully attempted by the insured, in his or her capacity as a director or officer of the registrant, or any of the foregoing so alleged by any claimant, or any matter claimed against an insured solely by reason of his or her being or having been a director or officer of the registrant. The policy may be canceled by the insurer upon 60 days' written notice to the registrant. To the extent that such insurance covers liabilities arising under the Securities Act of 1933, no waivers or undertakings are made by the registrant with respect thereto, except as set forth in Item 17 of this Registration Statement.

The registrant is a party to indemnity agreements with its officers and directors which provide indemnification to the fullest extent permitted by law in the event the indemnitee is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation, whether instituted by the registrant or any other party, that the indemnitee in good faith believes might lead to the institution of any such action, suit or proceeding, whether civil, criminal, administrative, investigative or other by reason of (or arising in part out of) any event or occurrence related to the fact that such person is or was a director, officer, employee, agent or fiduciary of the registrant, or is or was serving at the request of the registrant as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of anything done or not done by the indemnitee in any such capacity. The indemnification includes any and all expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such expenses, judgments, fines, penalties or amounts paid in settlement). However, the indemnitee is not entitled to indemnity payments or expense advances in connection with any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation initiated by the indemnitee unless the Board of Directors of the registrant has authorized or consented to the initiation of such claim. In the event of a Change in Control (as defined in such agreements) that has not been approved by a majority of the registrant's Board of Directors who were directors immediately prior to such Change in Control, then with respect to all matters thereafter arising concerning the rights of the indemnitee to indemnity payments and expense advances under the indemnification agreement, any other agreement, Certificate of Incorporation or By-Law provision in effect, the registrant is required to seek legal advice from independent legal counsel selected by the indemnitee and approved by the registrant (which approval shall not be unreasonably withheld) which legal advice includes the rendering of an opinion to the registrant and indemnitee as to whether and to what extent the indemnitee would be permitted to be indemnified under applicable law.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


Reference is made to the Exhibit Index which appears at page II-8 of this Registration Statement for a detailed list of the exhibits filed as a part thereof.

ITEM 17.  UNDERTAKINGS.

The undersigned registrant hereby undertakes:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement.

     Provided, however, that paragraphs (a)(1)(I) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

 (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reading, Commonwealth of Pennsylvania, on April 3, 1998.

                                   CARPENTER TECHNOLOGY CORPORATION


                                   By:             *
                                      -------------------------
                                      Robert W. Cardy
                                      Chairman of the Board,
                                       President and
                                       Chief Executive Officer


Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed on April 3, 1998, by the following persons in the capacities indicated.

      Signature                               Capacity
      ---------                               --------



          *                                  Chairman of the Board,
-------------------------                    President and Chief
Robert W. Cardy                              Executive Officer
                                             Director


/s/G. Walton Cottrell                        Senior Vice President Finance
---------------------                        and Chief Financial Officer
G. Walton Cottrell


/s/Edward B. Bruno                           Controller
---------------------
Edward B. Bruno

         *                                   Director
----------------------
Marcus C. Bennett

         *                                   Director
----------------------
William S. Dietrich II

          *                                  Director
---------------------------
C. McCollister Evarts, M.D.

          *                                  Director
---------------------------
J. Michael Fitzpatrick

          *                                  Director
---------------------------
William J. Hudson, Jr.

          *                                  Director
---------------------------
Edward W. Kay

          *                                  Director
---------------------------
Robert J. Lawless


          *                                  Director
---------------------------
Marlin Miller, Jr.


          *                                  Director
---------------------------
Peter C. Rossin

          *                                  Director
---------------------------
Kathryn C. Turner

          *                                  Director
---------------------------
Kenneth L. Wolfe


*By /s/G. Walton Cottrell
    -----------------------
    G. Walton Cottrell
    Attorney-in-Fact,
    Pursuant to Power of Attorney

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                                  DESCRIPTION
------                                  -----------

      2.01 Agreement and Plan of Merger dated January 6, 1997, by and among Dynamet Incorporated, the Shareholders of Dynamet Incorporated and the Registrant (Incorporated herein by reference to Exhibit A found in the Preamble Section to the Registrant's Current Report on Form 8-K filed on March 27, 1997)

(*)   5.01            Opinion of Dechert Price & Rhoads as to the legality of
                      the securities being registered.

(*)   23.01           Consent of Dechert Price & Rhoads (included in Exhibit
                      5.01).

(**)  23.02           Consent of Coopers & Lybrand L.L.P.

(**)  23.03           Consents of Price Waterhouse LLP

(*)   24.01           Powers of Attorney


________________________


(*)   Previously filed.





(**)  Filed with this amendment.